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                                                                    EXHIBIT 23.1

[PETERSON SULLIVAN PLLC LOGO]

CERTIFIED PUBLIC ACCOUNTANTS                Tel. 206.382.7777 - Fax 206.382.7700
601 UNION STREET, SUITE 2300                http:\\www.pscpa.com
SEATILE, WASHINGTON 98101

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Northwest Biotherapeutics, Inc.
Bothell, Washington

We consent to the incorporation by reference in the registration statement (No. 333-82094) on Form S-8 of Northwest Biotherapeutics, Inc. of our report dated March 7, 2005, except with respect to note (13) which is as of April 12, 2005, with respect to the balance sheet of Northwest Biotherapeutics, Inc. (a development stage company) as of December 31, 2004, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended and for the period from March 18, 1996 (inception) through December 31, 2004, which report appears in the December 31, 2004, annual report on Form 10-K of Northwest Biotherapeutics, Inc.

Our report dated March 7, 2005, contains an explanatory paragraph that states that Northwest Biotherapeutics, Inc. has experienced recurring losses from operations since inception, has a working capital deficit, and has a deficit accumulated in the development stage which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Peterson Sullivan PLLC

April 14, 2005
Seattle, Washington